Exhibit 5.1

January 7, 2021

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18940

RE:	Onconova Therapeutics, Inc., Registration Statement on Form S-3 (File No. 333-237844)

Ladies and Gentlemen:

We have acted as counsel for Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of 19,551,124 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), pursuant to that certain Purchase Agreement, dated January 7, 2021, between the Company and the several Purchasers named therein.

In connection with this opinion letter, we have examined the Company’s registration statement on Form S-3, as amended (Reg. No. 333-237844) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on May 18, 2020, the Prospectus Supplement, dated January 7, 2021 (the “Prospectus Supplement”) and the accompanying base prospectus (the “Base Prospectus”) and originals, or copies certified or otherwise identified to our satisfaction, of the Tenth Amended and Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company, the Purchase Agreement, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus Supplement and the Purchase Agreement will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP